SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2017 (June 6, 2017)

KT HIGH-TECH MARKETING, INC.

(Exact name of the registrant as specified in its charter)

Delaware	000-55564	81-1004273
(State or other jurisdiction of	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14440 Big Basin Way, #12, Saratoga, CA 95070

(Address of principle executive offices) (Zip code)

Registrant’s telephone number, including area code: (408) 663-5247

______________________________________________________

(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14D-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	Entry into a Material Definitive Agreement.

On June 8, 2017, KT High-Tech Marketing, Inc. (the “Company”) entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with KULR Technology Corporation, a Delaware corporation (“KULR”), and 100% of the shareholders of KULR (the “KULR Shareholders”) whereby KULR Shareholders, holding all of the 25,000,000 common stock or common stock equivalents issued and outstanding of KULR, will transfer at closing an aggregate of 25,000,000 shares of KULR to the Company in exchange for an aggregate of 50,000,000 newly issued shares of common stock, par value $0.0001 per share, of the Company (the transaction, the “Share Exchange”). Upon consummation of the Share Exchange, KULR will be a wholly-owned subsidiary of the Company and the KULR Shareholders are expected to beneficially own approximately 64.57% of the Company’s common stock. Subject to the satisfaction of the closing conditions and obligations set forth in the Share Exchange Agreement, the Share Exchange is expected to be closed immediately upon KULR’s delivery of the financial statements required pursuant to the Share Exchange Agreement. Although no assurances can be made that the Share Exchange will close, after the closing of the Share Exchange, the Company anticipates that its primary operational focus will be on KULR’s thermal management business. However, the Company also plans to continue its existing efforts in developing opportunities to market and distribute other products targeted at the internet of things (IoT), mobile and energy storage industries.

On June 8, 2017, upon execution of the Share Exchange Agreement, the Company loaned KULR $500,000 and, concurrently therewith, KULR issued to the Company a promissory note in the principal amount of $500,000 (the “Promissory Note”).

The foregoing description of the terms of the Share Exchange Agreement and the Promissory Note does not purport to be complete and each of them is subject to, and qualified in its entirety by reference to the Share Exchange Agreement and the Promissory Note, respectively, which are filed herewith as Exhibit 10.1 and Exhibit 99.1 and are incorporated herein by reference.

ITEM 3.03	Material Modification to Rights of Security Holders.
ITEM 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 6, 2017, the Company filed a Certificate of Designation of Series A Voting Preferred Stock with the Secretary of State of the State of Delaware (the “Certificate of Designation”). Pursuant to the Certificate of Designation, the Company designated 1,000,000 shares of preferred “A” stock, $0.0001 par value per share (individually or collectively the “Preferred A Stock”).

The Preferred A Stock are not convertible into any series or class of stock of the Company. In addition, holders of the Preferred A Stock are not entitled to receive dividends, nor do they have rights to distribution from the assets of the Company in the event of any liquidation, dissolution, or winding up of the Company.

Each record holder of Preferred A Stock have the right to vote on any matter with holders of the Company’s common stock and other securities entitled to vote, if any, voting together as one (1) class. Each record holder of Preferred A Stock has that number of votes equal to one-hundred (100) votes per share of Preferred A Stock held by such holder.

The record holders of the Preferred A Stock are entitled to the same notice of any regular or special meeting of the shareholders as may or shall be given to holders of common stock entitled to vote at such meetings. No corporate actions requiring majority shareholder approval or consent may be submitted to a vote of common stock which in any way precludes the Preferred A Stock from exercising its voting or consent rights as though it is or was a common stock holder.

For purposes of determining a quorum for any regular or special meeting of the shareholders, the voting rights of all outstanding shares of Preferred A Stock shall be included with all shares of common stock represented at and entitled to vote at such meetings.

The forgoing description of the rights, powers and preferences of the Preferred A Stock is not complete and is qualified in its entirety by reference to the Certificate of Designation, which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

ITEM 8.01	Other Events.

Between November 2016 and June 2017, the Company sold to various investors an aggregate of 3,000,000 shares of the Company’s common stock. The gross proceeds to the Company were $3,000,000.

The Company intends to and has used the proceeds of the offering to continue its efforts towards marketing and distributing technology products.

The shares of the Company’s common stock were issued pursuant to a prospectus filed with the Securities and Exchange Commission on October 17, 2016, in connection with the Registration Statement (the “Registration Statement”) on Form S-1 (File No. 333-212272), which was declared effective by the Securities and Exchange Commission on October 5, 2016. A copy of the opinion of Cassidy & Associates relating to the legality of the issuance and sale of the shares is attached as Exhibit 5.1 to the Registration Statement, as amended on September 13, 2016.

ITEM 9.01	Exhibits.

Exhibits	Description
3.1	Certificate of Designation of Series A Voting Preferred Stock, filed on June 6, 2017
10.1	Share Exchange Agreement, dated June 8, 2017
99.1	Promissory Note, dated June 8, 2017, in favor of KT High-Tech Marketing

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

KT HIGH-TECH MARKETING, INC.

Date:	June 12, 2017	By:	/s/ Michael Mo
Michael Mo
President & Chief Executive Officer